Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Serina Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	3,376,634	$10.05	$33,935,172	0.00014760	$5,008.83
Total Offering Amounts					$33,935,172		$5,008.83
Total Fee Offsets							$0
Net Fee Due							$5,008.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued pursuant to the Amended and Restated Serina Therapeutics, Inc. 2017 Stock Option Plan (the “2017 Plan”) and the Serina Therapeutics, Inc. 2024 Equity Incentive Plan (the “2024 Plan”) as a result of adjustments for stock dividends, stock splits or similar transactions effected without receipt of consideration, that increase the number of outstanding shares of the common stock, par value $0.0001 per share (the “Common Stock”) of Serina Therapeutics, Inc. (the “Company”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on June 10, 2024.

(3)	The Company is registering 1,651,634 shares of Common Stock relating to the 2017 Plan and 1,725,000 shares of Common Stock relating to the 2024 Plan.